UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 28, 2002

Dear Fellow Immunomedics Stockholders,

We cordially invite you to attend our 2002 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, December 4, 2002 at our offices at 300 American Road, Morris Plains, New Jersey 07950. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Immunomedics that you should consider when you vote your shares.

This year, we have prepared the proxy statement in a format that we hope is easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English, and we support this effort. We hope that you like the new format and welcome your comments.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed postage prepaid envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Cynthia L. Sullivan
President and Chief Executive Officer

IMMUNOMEDICS, INC.

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

TIME:      10:00 a.m.

DATE:     Wednesday, December 4, 2002

PLACE:   300 American Road, Morris Plains, New Jersey 07950

PURPOSES:

1.	To elect six (6) directors to serve one-year terms expiring in 2003;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2003; and

3.	To consider any other business that is properly presented at the meeting.

WHO MAY VOTE:

You may vote if you were the record owner of Immunomedics common stock at the close of business on October 9, 2002. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

BY ORDER OF THE BOARD OF DIRECTORS

Phyllis Parker
Secretary
Morris Plains, New Jersey
October 28, 2002

i

IMMUNOMEDICS, INC.
300 AMERICAN ROAD
MORRIS PLAINS, NEW JERSEY 07950
(973) 605-8200

PROXY STATEMENT FOR IMMUNOMEDICS, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2002 Annual Meeting of Stockholders and any adjournments or postponements of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the proxy card in the enclosed postage prepaid envelope.

On October 28, 2002 we began sending the attached Notice of Annual Meeting, proxy statement and proxy card to all stockholders entitled to vote at the meeting. We are also sending along with this proxy statement our 2002 Annual Report, which includes our audited consolidated financial statements for the fiscal year ended June 30, 2002.

Who Can Vote?

Those persons named in our records as owners of Immunomedics common stock at the close of business on October 9, 2002 are entitled to one vote per share.

How Many Shares are Entitled to Vote?

There are 49,877,443 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

How Do I Vote?

You may vote by signing and mailing your proxy card in the enclosed postage prepaid envelope or by attending the Annual Meeting and voting in person.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time, your proxy holder (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holder will vote your shares as recommended by the Board of Directors.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of each nominee for director; and

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for our fiscal year ending June 30, 2003.

If any other matter is presented, your proxy holder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	you may execute and send in another proxy with a later date;

•	you may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	you may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on October 9, 2002, the record date for voting.

What Vote is Required to Approve Each Proposal?

Proposal 1:	Elect Directors	The affirmative vote of a majority of the shares voted at the Annual Meeting is required for nominees for director to be elected.

Proposal 2:	Ratify Selection of Auditors	The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the selection of independent auditors.

What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

•    Broker Non-Votes:    If your broker holds your shares in its name, the broker will be entitled to vote your shares on both Proposal 1 and Proposal 2 even if it does not receive instructions from you, since such matters are considered routine. If your broker cannot vote your shares on any other matter because it does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the vote.

•    Withholdings:    Withholding authority to vote for a nominee for director is similar to an abstention and will have no effect on the outcome of the vote, as it will not be counted as a vote cast. If you wish to vote against a nominee for director, please write in such nominee’s name in the space provided on the proxy card.

•    Abstentions:    Abstentions will have no effect on the outcome of the vote.

Is Voting Confidential?

Yes. We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, American Stock Transfer and Trust Company, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

Who Will Pay for the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We do not expect the aggregate cost of soliciting these proxies to exceed $5,000.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 10:00 a.m. on Wednesday, December 4, 2002 at our offices at 300 American Road, Morris Plains, New Jersey 07950. When you arrive at the meeting location, signs will direct you to the appropriate meeting room. You need not attend the Annual Meeting in order to vote.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You may vote by marking, signing, dating and returning the proxy card in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our Annual Report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and Immunomedics. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer and Trust Company, by calling their toll free number, 1-877-777-0800. If you do not wish to participate in “householding” and would like to receive your own set of Immunomedics’ annual disclosure documents in future years, or if you share an address with another Immunomedics shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow the instructions described below:

•
If your Immunomedics shares are registered in your own name, please contact our transfer agent, American Stock Transfer and Trust Company, and inform them of your request by calling them at 1-877-777-0800 or writing them at 59 Maiden Lane, New York, NY 10038.

•
If a broker or other nominee holds your Immunomedics shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 9, 2002 for: (a) the executive officers named in the Summary Compensation Table on page 11 of this proxy statement; (b) each of our directors and director nominees; (c) all of our current directors and executive officers as a group; and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

The Securities and Exchange Commission deems shares of common stock that may be acquired by an individual or group by December 8, 2002 (60 days after October 9, 2002) pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage ownership is based on 49,877,443 shares of common stock outstanding on October 9, 2002.

	Shares Beneficially Owned***
Names and addresses**	Number	Percent
Dr. David M. Goldenberg(1)	7,862,183	15.5%
Cynthia L. Sullivan(2)	7,681,216	15.4%
Dr. Morton Coleman(3)	252,750	*
Dr. Marvin E. Jaffe(4)	53,950	*
Richard R. Pivirotto(5)	83,750	*
Mary E. Paetzold(6)	7,675	*
Gerard G. Gorman(7)	25,000	*
Dr. Ivan D. Horak	0	*

All Directors and Executive Officers as a group (8 persons)(8)	8,407,170	16.4%

FMR Corp.(9)	4,973,900	9.9%
82 Devonshire Street
Boston, MA 02109
Eva J. Goldenberg(10)	6,088,158	12.2%
Deborah S. Orlove(11)	6,053,568	12.1%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
**
Except as noted, the address of each of the stockholders listed in the above table who own more than 5% of our common stock is c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed with the Securities and Exchange Commission or upon the 2002 Questionnaire for Directors, Officers and Five Percent Stockholders submitted to us in connection with the preparation of this proxy statement.

***
Included with each share of common stock is a Preferred Share Purchase Right to acquire one one-thousandth of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, which Preferred Share Purchase Rights are not presently exercisable.

(1)
Consists of (i) 2,902,428 shares held by Dr. Goldenberg; (ii) 21,931 shares held by Ms. Sullivan, Dr. Goldenberg’s wife; (iii) 3,576,570 shares held by Dr. Goldenberg as beneficial owner of three grantor retained annuity trusts; (iv) 34,725 shares held by our 73% owned subsidiary, IBC Pharmaceuticals, Inc., of which Dr. Goldenberg is the sole director and an 18.3% stockholder; (v) 11,200 shares as to which Ms. Sullivan has voting or dispositive power as custodian of her children or as trustee for a trust for their benefit; (vi) 800,000 shares which may be acquired by Dr. Goldenberg upon exercise of options to purchase shares of common stock; (vii) 212,500 shares which may be acquired by Ms. Sullivan upon exercise of options to purchase shares of common stock; and (viii) 302,829 shares as to which Dr. Goldenberg has sole voting power pursuant to an agreement with Hildegard Gruenbaum Katz (his former wife). Dr. Goldenberg disclaims beneficial ownership with respect to an aggregate of 583,185 shares as listed in items (ii), (iv), (v), (vii) and (viii) of the previous sentence.

(2)
Consists of (i) 21,931 shares held by Ms. Sullivan; (ii) 2,902,428 shares held by Dr. Goldenberg, Ms. Sullivan’s husband; (iii) 3,576,570 shares held as a trustee of three grantor retained annuity trusts for the benefit of Dr. Goldenberg; (iv) 34,725 shares held IBC Pharmaceuticals, Inc., of which Ms. Sullivan is president; (v) 11,200 shares to which Ms. Sullivan has voting or dispositive power as custodian of her children or as trustee for a trust for their benefit; (vi) 800,000 shares which may be acquired by Dr. Goldenberg upon exercise of options to purchase shares of common stock; (vii) 212,500 shares which may be acquired by Ms. Sullivan upon exercise of options to purchase shares of common stock; and (viii) 121,862 shares held as trustee of Escalon Foundation. Ms. Sullivan disclaims beneficial ownership with respect to an aggregate of 7,446,785 shares as listed in items (ii), (iii), (iv), (v), (vi) and (viii) of the previous sentence.

(3)
Consists of 104,000 shares held by Dr. Coleman pursuant as a custodian of certain of his children and other family members or as trustee of a trust for their benefit and 148,750 shares which may be acquired by him upon the exercise of options to purchase shares of common stock.

(4)	Consists of 200 shares held directly by Dr. Jaffe and 53,750 shares which may be acquired by him upon the exercise of options to purchase shares of common stock.
(5)	Represents shares which may be acquired upon the exercise of options to purchase shares of common stock.
(6)	Consists of 3,300 shares held by Ms. Paetzold in her individual retirement account and 4,375 shares which may be acquired by her upon the exercise of options to purchase common stock.
(7)	Represents shares which may be acquired by him upon the exercise of options to purchase shares of common stock.
(8)	Includes 1,328,125 shares which may be acquired upon the exercise of options to purchase common stock.
(9)
This information is based solely on a Schedule 13-F-HR filed on August 14, 2002 with the Securities and Exchange Commission for the quarter ended June 30, 2002. FMR Corp. has voting authority over certain “routine” matters only, including uncontested elections of directors and ratification of independent auditors.

(10)
Consists of (i) 818,397 shares held by Ms. Goldenberg; (ii) 3,576,570 shares held as a trustee of three grantor retained annuity trusts for the benefit of Dr. Goldenberg; (iii) 183,000 shares held by Escalon Corporation, of which she serves as a director; (iv) 121,862 shares held as trustee of Escalon Foundation; (v) 673,445 shares held as trustee of a trust for one of Dr. Goldenberg’s other children; (vi) 487,500 shares held as manager of a family limited liability company; and (vii) 227,384 shares held as trustee of four trusts for Dr. Goldenberg’s grandchildren. Ms. Goldenberg disclaims beneficial ownership of all shares except to the extent she holds a pecuniary interest.

(11)
Consists of (i) 691,507 shares held by Ms. Orlove; (ii) 3,576,570 shares held as a trustee of three grantor retained annuity trusts for the benefit of Dr. Goldenberg; (iii) 183,000 shares held by Escalon Corporation, of which she serves as a director; (iv) 121,862 shares held as trustee of Escalon Foundation; (v) 1,476,476 shares held as trustee of two trusts for Dr. Goldenberg’s other children; and (vi) 4,153 shares held as trustee of two trusts for her children. Ms. Orlove disclaims beneficial ownership of all shares except to the extent she holds a pecuniary interest.

MANAGEMENT

Board of Directors

At a regularly scheduled Board of Directors meeting on September 24, 2002, our Board of Directors voted to nominate Dr. David M. Goldenberg, Cynthia L. Sullivan, Dr. Morton Coleman, Dr. Marvin E. Jaffe, Richard R. Pivirotto and Mary E. Paetzold for re-election at the Annual Meeting to serve until the 2003 Annual Meeting of Stockholders, and until the respective successors have been elected and qualified or until their earlier death, resignation or removal. As of that date, below are their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they hold directorships.

Name	Age	Positions with the Company	Year First Elected to Board of Directors
Dr. David M. Goldenberg	64	Chairman of the Board, Chief Scientific Officer and Director(1)(6)	1982
Cynthia L. Sullivan	46	President, Chief Executive Officer and Director(1)(6)	2001
Dr. Morton Coleman	63	Director(5)(6)	2000
Dr. Marvin E. Jaffe	66	Director(2)(5)(6)	1994
Richard R. Pivirotto	72	Director(1)(2)(3)(4)	1991
Mary E. Paetzold	53	Director(2)(3)(4)	2001

(1)	Executive Committee member
(2)	Audit Committee member
(3)	Compensation Committee member
(4)	Finance Committee member
(5)	Research and Development Committee member
(6)	Governance and Nominating Committee member

Background of the Nominees for Director

Dr. David M. Goldenberg founded Immunomedics in July 1982, and since that time has been the Chairman of the Board of Directors. He has also served as our Chief Scientific Officer since March 2001. Previously, Dr. Goldenberg served as our Chief Executive Officer from July 1982 through July 1992, from February 1994 through May 1998 and from July 1999 through March 2001. Prior to founding Immunomedics, Dr. Goldenberg was Professor of Pathology at the University of Kentucky Medical Center from 1973 until 1983 and Director of the University’s Division of Experimental Pathology from 1976 until 1983. From 1975 to 1980 he also served as Executive Director of the Ephraim McDowell Community Cancer Network, Inc., and from 1978 to 1980 he was President of the Ephraim McDowell Cancer Research Foundation, Inc., both in Lexington, Kentucky. Dr. Goldenberg is a graduate of the University of Chicago College and Division of Biological Sciences (B.S.), the University of Erlangen-Nuremberg (Germany) Faculty of Natural Sciences (Sc.D.), and the University of Heidelberg (Germany) School of Medicine (M.D.). He has written or co-authored more than 1,300 journal articles, book chapters and abstracts on cancer research, detection and treatment, and has researched and written extensively in the area of radioimmunodetection and radioimmunotherapy using radiolabeled antibodies. In addition to his position with Immunomedics, Dr. Goldenberg is President of the Center for Molecular Medicine and Immunology (“CMMI”), an independent non-profit research center, and its clinical unit, the Garden State Cancer Center. He also held the position of Adjunct Professor of Microbiology and Immunology with the New York Medical College in Valhalla, New York. In 1985 and again in 1992, Dr. Goldenberg received an “Outstanding Investigator grant” award from the National Cancer Institute for his work in radioimmunodetection, and in 1986 he received the New Jersey Pride Award in Science and Technology. Dr. Goldenberg was honored as the ninth Herz Lecturer of the Tel Aviv University Faculty of Life Sciences. In

addition, he received the 1991 Mayneord 3M Award and Lectureship of the British Institute of Radiology for his contributions to the development of radiolabeled monoclonal antibodies used in the imaging and treatment of cancer. Dr. Goldenberg was also named the co-recipient of the 1994 Abbott Award by the International Society for Oncodevelopmental Biology and Medicine.

Cynthia L. Sullivan has been employed by Immunomedics since October 1985, and has served as our President and Chief Executive Officer since March 2001. She previously served as President from December 2000 to March 2001 and as Executive Vice President and Chief Operating Officer from June 1999 to December 2000. She previously held positions of increasing responsibility with our company, including Executive Director, Operations from April 1994 to June 1999. Prior to joining Immunomedics, Ms. Sullivan was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson. Ms. Sullivan’s educational background includes: a B.S. from Merrimack College, North Andover, Massachusetts, followed by a year of clinical internship with the school of Medical Technology at Muhlenberg Hospital, Plainfield, New Jersey, resulting in a M.T. (ASCP) certification in 1979. Ms. Sullivan completed a M.S. degree in 1986 from Fairleigh Dickinson University, where she also received her M.B.A. in December 1991. Ms. Sullivan also serves as President of our majority owned subsidiary, IBC Pharmaceuticals, Inc. In September 2002, Ms. Sullivan was elected to serve as a member of the Board of Directors of Digene Corp., a company that develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases.

Dr. Morton Coleman has been Clinical Professor of Medicine at the Weill Medical College of Cornell University since 1986 and the Director of the Center for Lymphoma and Myeloma in the Division of Hematology—Oncology since 1997, at New York Presbyterian Hospital—Cornell Medical Center. Dr. Coleman is Chairman of the Board of Directors of the Fund for Blood and Cancer Research, a member of the Clinical Practice Committee of the American Society of Clinical Oncology, Associate Editor of Cancer Investigation, past President of the New York Cancer Society, Chairman of the Board of Directors of Affiliated Physicians Network, Inc., Chairman of the Medical Advisory Board and on the Board of Directors of The Cure for Lymphoma Foundation, and a member of the Lymphoma Core Committee of Cancer and Leukemia Group B, among other distinguished appointments.

Dr. Marvin E. Jaffe has been a consultant to the health care industry since April 1994. From August 1988 until March 1994 he was president of the RW Johnson Pharmaceutical Research Institute, where he was responsible for the global research and development activities of a group of Johnson & Johnson companies, including Ortho and McNeil Pharmaceutical, Ortho Biotech and Cilag. Prior to joining Johnson & Johnson, Dr. Jaffe held several senior positions in drug development at Merck & Co., Inc. He also serves as a Director of Celltech Group, plc, a biopharmaceutical company, Vernalis Group, plc, a biopharmaceutical company focusing on neurological diseases, and Allos Therapeutics, Inc. (formerly Hemotech Sciences), a biopharmaceutical company.

Richard R. Pivirotto has been the President of Richard R. Pivirotto Company, Inc., a management consulting firm in Greenwich, Connecticut, since 1981 and is also a director of Yale New Haven Health Services, Inc. Prior to 1981, Mr. Pivirotto served as President and Chairman of Associated Dry Goods Corp., a chain of retail department stores, of which he also served as a Director until 1986. Mr. Pivirotto also serves as a member of the Board of Directors of General American Investors Company, Inc., a closed-end diversified management investment company, The Gillette Company, The New York Life Insurance Company and The Greenwich Bank & Trust Co. Mr. Pivirotto serves as a Trustee of Greenwich Hospital Corp., a Trustee Emeritus of Princeton University, as well as a Trustee of General Theological Seminary.

Mary E. Paetzold was Vice President, Chief Financial Officer, Secretary, Treasurer and a member of the Board of Directors of Ecogen, Inc., where she worked from 1994 to 2000. Prior thereto, Ms. Paetzold was an audit partner and SEC reviewing partner for KPMG LLP, in Short Hills, New Jersey, where she worked for 21 years. She also served as chairperson of the Advisory Council of the School of Business at Montclair State University, where she earned an undergraduate degree in mathematics. Ms. Paetzold is a certified public accountant.

Dr. Goldenberg and Ms. Sullivan are husband and wife. In addition, one of our executive officers, Dr. Horak, is married to one of our employees. There are no other family relationships between directors, executive officers or other employees.

Committees of the Board of Directors and Meetings

Meeting Attendance.    During fiscal 2002, the Board of Directors met six times. There are six standing committees of the Board of Directors which are described below. During fiscal 2002, no director attended fewer than 75% of the aggregate of (i) all Board of Directors meetings, and (ii) all meetings of committees on which he or she served.

Audit Committee.    Our Audit Committee met five times during fiscal 2002. This committee currently has three members, Mary E. Paetzold (Chairperson), Dr. Marvin E. Jaffe and Richard R. Pivirotto. Our Audit Committee reviews the engagement of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee.    Our Compensation Committee met four times during fiscal 2002. This committee currently has two members, Mary E. Paetzold and Richard R. Pivirotto (Chairman). Dr. Morton Coleman, a member of this committee during fiscal 2002, resigned from his committee membership effective as of July 1, 2002. The Compensation Committee reviews and determines the salaries for corporate officers and key employees and reviews and determines, by grade levels, employees who are eligible to participate in our incentive compensation plans. The Compensation Committee also oversees management of the 2002 Stock Option Plan, including the granting and certain terms of stock options, and all other compensation and benefit plans. The committee also oversees salary grade administration for all our employees, which is used for establishing merit increases and starting salaries for new employees and is the basis for compensation reviews for all officers, including the Chief Executive Officer. When deemed appropriate, the Compensation Committee also consults with independent outside advisors for guidance on executive compensation issues. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Governance and Nominating Committee.    Our Governance and Nominating Committee did not meet during fiscal 2002 and currently has four members, Dr. Morton Coleman (Chairman), Dr. David M. Goldenberg, Cynthia L. Sullivan, and Dr. Marvin E. Jaffe. This committee’s role, in consultation with all other members of the Board of Directors, is to make recommendations to the full Board of Directors as to the size and composition of the Board of Directors and to make recommendations as to particular nominees.

The Governance and Nominating Committee, or the full Board of Directors acting in such capacity, will consider nominees recommended by our stockholders for election to the Board of Directors at the 2003 Annual Meeting of Stockholders, provided that any such recommendation is submitted in writing, not less than 60 nor more than 120 days before the anniversary date of the 2002 Annual Meeting of Stockholders, to the Governance and Nominating Committee, c/o the Secretary of Immunomedics, at our principal executive offices, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of the consent of the proposed nominee to serve. In recommending candidates, the Governance and Nominating Committee seeks individuals who possess broad training and experience in business, finance, law, government, medicine, immunology, molecular biology, management or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board of Directors as a whole.

The Executive Committee.    Our Executive Committee did not meet during fiscal 2002 and currently has three members, Dr. David M. Goldenberg (Chairman), Cynthia L. Sullivan and Richard R. Pivirotto. The Executive Committee has all the power and authority to act on behalf of the Board of Directors, to the extent permitted under Delaware law, except as may be limited by resolution of the Board of Directors.

The Finance Committee.    Our Finance Committee met four times during fiscal 2002 and currently has two members, Mary Paetzold and Richard R. Pivirotto (Chairman). The Finance Committee investigates new sources of capital and oversees decisions regarding investment of our cash and cash equivalents.

The Research and Development Committee.    Our Research and Development Committee met four times during fiscal 2002 and currently has two members, Dr. Morton Coleman and Dr. Marvin E. Jaffe (Chairman). The Research and Development Committee reviews our research initiatives and administers our obligations under an agreement with CMMI concerning the allocation of research projects.

Compensation Committee Interlocks and Insider Participation.    During fiscal 2002, the Compensation Committee of the Board of Directors consisted of Mary E. Paetzold, Richard R. Pivirotto and Dr. Morton Coleman, who resigned from his committee membership effective as of July 1, 2002. None of our executive officers is a member of the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors

We pay each of our non-employee directors an annual fee of $10,000, plus a per diem allowance of $1,000 for attendance at meetings and committees thereof, and $500 per telephone conference. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings. In addition, in accordance with our 2002 Stock Option Plan, each non-employee director is granted an option to purchase 10,000 shares of our common stock upon election to the Board of Directors and thereafter, on the first business day of July of each year, an option to purchase up to 10,000 shares of our common stock. Directors may also be granted options at the discretion of the Compensation Committee. The options are granted at the then prevailing fair market value.

On July 1, 2002, options to purchase 20,000 shares of common stock were granted to each of our four non-employee directors. In addition, in consideration of Dr. Coleman’s consulting services to our company outside of his role as a member of the Board of Directors, on July 1, 2002 he was granted a fully-vested, ten-year option to acquire 80,000 shares of our common stock at a purchase price of $4.94 per share, the then-prevailing market price.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. With the exception of Dr. Goldenberg and Ms. Sullivan, whose employment agreements are described in detail below, executive officers are at-will employees.

Name	Age	Position with the Company
Gerard G. Gorman	51	Vice President of Finance and Chief Financial Officer
Dr. Ivan D. Horak	51	Executive Vice President, Research and Development

Gerard G. Gorman has served as our Vice President Finance and Chief Financial Officer since September 2001. Prior to that time, Mr. Gorman was employed by the Animal Health Division of Pfizer Inc., where he was Vice President, Finance and Information Technology and Chief Financial Officer since September 1996. While at Pfizer, he directed strategic and long-range financial planning as well as negotiations related to acquisitions, divestitures and outsourcing of support operations. Mr. Gorman previously held a variety of other senior positions at Pfizer, including: Senior Director, Corporate Treasury Operations; Director, Administration—International Pharmaceuticals Group; Director, Finance/Assistant Treasurer International; and Manager, Benefit Financing/Senior Financial Analyst. Mr. Gorman completed a B.A. in economics from Fairfield University and received his M.B.A. from Adelphi University. Mr. Gorman also serves as a member of the Board of Directors of the Northern Ireland Children’s Enterprise.

Dr. Ivan D. Horak joined our company as Executive Vice President for Research and Development in May 2002. Prior to that time, Dr. Horak was employed by Pharmacia as a Vice President for Clinical Oncology, where he directed global development of oncology compounds from 1999 to 2002. From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of Johnson & Johnson, including Director, Research & Development. From 1986 to 1995, Dr. Horak was with the National Cancer Institute, where he studied the role of non-receptor tyrosine kinases in hematologic malignancies. Dr. Horak received his M.D. degree from the University of Komenius, Bratislava, Czechoslovakia. His work has resulted in over 40 publications related to cancer. He serves on the editorial board of Cancer Research. Dr. Horak is active in a number of scientific and medical societies, including the American Association for Cancer Research, American Society of Hematology, and American Society of Clinical Oncology. Dr. Horak is married to one of our employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the three fiscal years ended June 30, 2002 to (1) our Chief Executive Officer, and (2) our three next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2002.

	Annual Compensation							Long-Term Compensation
Name, Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)		Securities Underlying Options(#)(1)	All Other Compensation($)(2)
Dr. David M. Goldenberg	2002	330,000	(3)	75,000		107,110	(5)	150,000	615,134	(6)
Chairman and Chief	2001	300,000	(3)	125,000		106,600	(5)	—	185,405	(6)
Scientific Officer	2000	265,000		440,000	(4)	105,900	(5)	250,000	183,405	(6)

Cynthia L. Sullivan	2002	374,695		150,000		—		250,000	2,500
President and	2001	228,301		137,500		—		200,000	3,875
Chief Executive Officer	2000	150,000		440,000	(4)	—		150,000	1,500

Gerard G. Gorman	2002	150,109	(7)	—		—		100,000	1,500
Vice President and	2001	—		—		—		—	—
Chief Financial Officer	2000	—		—		—		—	—

Dr. Ivan D. Horak	2002	46,875	(8)	—		25,000	(9)	120,000	—
Executive Vice President,	2001	—		—		—		—	—
Research & Development	2000	—		—		—		—	—

(1)	Represents non-qualified stock options granted pursuant to our 1992 Stock Option Plan, and for options granted after December 5, 2001, pursuant to our 2002 Stock Option Plan.
(2)
Includes matching contributions made by us on behalf of each of the named executive officers under our 401(k) plan of up to $2,500 per fiscal year, although amounts paid in 2001 also include payments incurred during fiscal 2000 due to a change in the administration of the 401(k) plan.

(3)	Includes payments for Dr. Goldenberg’s services to IBC Pharmaceuticals in the amounts of $55,000 for fiscal 2002 and $35,000 for fiscal 2001.
(4)	Represents bonuses awarded in recognition for efforts with our equity financings.
(5)	Includes (i) royalty payments in the amount of $100,000 paid to Dr. Goldenberg pursuant to a patent license agreement and his employment agreement; and (ii) an expense allowance.
(6)
Includes the dollar value of (i) premiums paid by us with respect to life insurance policies maintained for the benefit of the Goldenberg Family Trust in the amount of $587,361 in fiscal 2002 and $156,000 in each of fiscal 2001 and 2000; and (ii) premiums paid by us with respect to life insurance policies maintained for the benefit of Dr. Goldenberg in the amount of $25,273 in fiscal 2002 and $25,000 in each of fiscal 2001 and 2000.

(7)	Mr. Gorman’s employment began on September 10, 2001.
(8)	Dr. Horak’s employment began on May 13, 2002.
(9)	Represents a moving and relocation allowance.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted during fiscal 2002 to each of the named executive officers.
	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date
Name					5%	10%
Dr. David M. Goldenberg	150,000	15	$19.81	07/02/11	$1,868,760	$4,735,806
Cynthia L. Sullivan	150,000	15	20.49	03/21/12	1,932,908	4,898,367
	100,000	10	6.05	06/12/12	380,481	964,214
Gerard G. Gorman	50,000 50,000	5 5	12.40 22.17	09/10/11 12/05/11	389,915 697,130	988,120 1,766,664
Dr. Ivan D. Horak	100,000 20,000	10 2	11.59 6.05	05/09/12 06/12/12	728,889 76,096	1,847,148 192,843

(1)
The options were granted pursuant to the Immunomedics, Inc. 2002 Stock Option Plan. The options granted to the named executive officers are incentive stock options and vest annually in four equal annual installments commencing one year from the date of grant. The exercise price of each option was equal to the closing market price of our common stock on the date of grant.

(2)
The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through the option period and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the exercises of options by each of the named executive officers during fiscal 2002. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2002 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. David M. Goldenberg	—	—	725,000	350,000	$930,250	$192,750
Cynthia L. Sullivan	45,000	$670,684	185,000	485,000	47,750	30,000
Gerard G. Gorman	—	—	—	100,000	—	—
Dr. Ivan D. Horak	—	—	—	120,000	—	—

(1)
Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)
The value of unexercised “in-the-money” options at fiscal year end assumes a fair market value for our common stock of $5.21, the last sale price per share as reported by the Nasdaq National Market on June 28, 2002.

Retirement Plan

We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code. All of our employees are eligible to participate in the retirement plan and may, but are not obligated to, contribute a percentage of their salary to the retirement plan, subject to certain limitations. Each year, we may contribute to the retirement plan a percentage of each employee’s contribution to the retirement plan, which does not exceed 5% of the employee’s salary. We may also make an additional contribution to the retirement plan. Employee contributions vest immediately. Our contributions vest 20% after two years from the date of date of hire and, thereafter, at the rate of 20% per year for the following four years. A participant also becomes fully vested upon death, retirement at age 65 or if they become disabled while an employee. Benefits are paid following termination of employment or upon the occurrence of financial hardship. It is not possible to estimate the benefits that any participant may be entitled to under the retirement plan since the amount of such benefits will be dependent upon, among other things, our future contributions, future net income earned by the contributions and forfeitures upon future terminations of employment. For each of the last three fiscal years, we have not contributed to the retirement plan in excess of $2,500 per year for any of our executive officers.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Dr. David M. Goldenberg

Employment Agreement.    Pursuant to the terms of his employment agreement as currently in effect, Dr. Goldenberg is entitled to receive incentive compensation equal to one-half of one percent (0.5%) on the first $75.0 million of all Annual Net Revenue (as defined therein) of Immunomedics, and one-quarter of one percent (0.25%) on all such Annual Net Revenue in excess thereof. Annual Net Revenue is defined to include the proceeds of certain dispositions of assets or interests therein, including royalties, certain equivalents thereof and, to the extent approved by the Board of Directors, non-royalty license fees. Dr. Goldenberg’s employment agreement was extended in 2001 for an additional five-year period, expiring on June 30, 2006.

Dr. Goldenberg is also entitled to receive Revenue Incentive Compensation during the period of his actual employment with our company, and for a period of three years thereafter, unless he unilaterally terminates his employment without cause or is terminated for cause. With respect to the period that Dr. Goldenberg is entitled to receive Revenue Incentive Compensation on any given products, it will be in lieu of any other percentage compensation based on sales or revenue due him with respect to such products under his employment agreement or the license agreement. With respect to any periods that Dr. Goldenberg is not receiving such Revenue Incentive Compensation, he is entitled to receive one-half of one percent (0.5%) on cumulative annual net sales of, royalties on, certain equivalents thereof, and, to the extent approved by the Board of Directors, other consideration received by Immunomedics for such products, up to a cumulative annual aggregate of $75,000,000, and one-quarter of one percent (0.25%) on any cumulative Annual Net Revenue in excess of $75,000,000. A $100,000 annual minimum payment must be paid in the aggregate against all Revenue Incentive Compensation and Royalty Payments and the License Agreement.

The terms of his employment agreement also provide that Dr. Goldenberg is entitled to receive a percent, not less than twenty percent (20%), as determined in good faith by the Board of Directors, of net consideration (including, without limitation, license fees) which Immunomedics receives in connection with any disposition by sale, license or otherwise, of any Undeveloped Assets (as defined therein) which are not budgeted as part of our strategic plan. Pursuant to this provision, Dr. Goldenberg received a 20% profit interest in the membership interests originally acquired by our company in connection with the formation of the IBC Pharmaceuticals joint venture with Beckman Coulter in March 1999. Dr. Goldenberg is also compensated by IBC Pharmaceuticals as discussed in greater detail below.

Dr. Goldenberg is not entitled to any incentive compensation with respect to any products, technologies or businesses acquired from third parties for a total consideration in excess of $5,000,000, unless we had made a material contribution to the invention or development of such products, technologies or businesses prior to the time of acquisition. Except as affected by a Change in Control (as defined therein) or otherwise approved by the Board of Directors. Dr. Goldenberg will also not be entitled to any Revenue Incentive Compensation or Incentive Payments other than the Annual Minimum Payment with respect to any time during the period of his employment (plus three years, unless employment is terminated by mutual agreement or by Dr. Goldenberg’s death or permanent disability) that he is not the direct or beneficial owner of shares of our voting stock with an aggregate market value of at least twenty times his defined annual cash compensation.

Finally, it is a condition to his employment agreement that Dr. Goldenberg be permitted to continue his involvement with CMMI as discussed in greater detail elsewhere in this proxy.

Severance Agreement.    In June 2002, the Board of Directors approved (with Dr. Goldenberg and Ms. Sullivan abstaining) a severance agreement for Dr. Goldenberg pursuant to which we are required, under certain circumstances upon his termination for any reason, including as a result of his disability or our change in control, to sell to Dr. Goldenberg’s family partnership a $10.0 million life insurance policy we have purchased insuring his life. In addition, if Dr. Goldenberg is terminated upon his disability or our change in control within six years of the date of the agreement, we will reimburse him for the total purchase price of the life insurance policy. If he is terminated for any other reason, whether voluntarily or involuntarily, we will reimburse him for 50% of the purchase price, so long he has remained employed by our company for three years after the agreement, plus an additional amount for each month of service in excess of three years.

Cynthia L. Sullivan

Employment Agreement.    On March 20, 2001, we entered into an employment agreement with Cynthia L. Sullivan that sets forth the terms of her employment through March 9, 2006. During the term of her employment, we will pay Ms. Sullivan an annual minimum base salary of $275,000 and an annual bonus as determined by the Compensation Committee of our Board of Directors, which in no event shall be less than 20% of the base salary. Ms. Sullivan shall be awarded a minimum of 150,000 stock options annually on the anniversary of the employment agreement. Under her employment agreement, Ms. Sullivan may participate in all benefit plans and programs to the extent she is eligible including medical and life insurance.

Under the employment agreement, if Ms. Sullivan is terminated for Cause (as defined in the employment agreement), by reason of death, unavailability (as defined in the employment agreement), or by reason of voluntary resignation, then we shall pay Ms. Sullivan the base salary through such date of termination. If Ms. Sullivan is terminated for any other reason, then we shall continue for a period of four years Ms. Sullivan’s medical and life insurance and shall pay Ms. Sullivan the sum of (i) the highest base salary paid to Ms. Sullivan during any of the prior three years, (ii) the highest bonus paid to Ms. Sullivan during the prior three years and (iii) the stock options that Ms. Sullivan would have otherwise received during the period commencing on the termination date and ending on the later of twenty-four months from the termination date and March 9, 2006 (such sum, collectively with the extension of benefits is referred to hereinafter as the “Severance Payment”).

In the event of a Change of Control (as defined in the employment agreement), all previous stock option grants made to Ms. Sullivan shall immediately vest. If, following the Change of Control, we do not agree to allow Ms. Sullivan to remain in her current capacity for a one year period before either consummating a new contract, or the election by Ms. Sullivan to be paid the Severance Payment, then her employment shall be terminated and we shall pay Ms. Sullivan the Severance Payment.

Stock Option Plan

Certain of the outstanding option agreements issued under the 1992 Stock Option Plan and the 2002 Stock Option Plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control. In the event of a change in control, each option granted to an optionee prior to June 12, 2002 shall immediately become vested and fully exercisable. Each option granted pursuant on or after June 12, 2002 shall immediately become vested and fully exercisable in the event of a change in control only if so specified in the optionee’s option agreement or otherwise approved by the Compensation Committee.

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during the period commencing on June 30, 1998 and ending on June 30, 2002 (as measured by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period; by (b) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq National Market and the Nasdaq Pharmaceutical Index. We have never paid any dividends on our common stock, and we do not include dividends in the representation of our performance. Our historical stock price performance on the graph below should not be relied upon as an indication of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG IMMUNOMEDICS, INC., THE NASDAQ STOCK MARKET-US
INDEX AND THE NASDAQ PHARMACEUTICAL INDEX

	6/30/97	6/30/98	6/30/99	6/30/00	6/30/01	6/30/02
Immunomedics, Inc.	$100	$101	$34	$560	$489	$119
Nasdaq Composite	$100	$132	$189	$280	$152	$103
Nasdaq Pharmaceutical	$100	$102	$143	$329	$277	$163

This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by our company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from Center for Research in Security Prices at the University of Chicago, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

This report is submitted by the Compensation Committee, which is responsible for establishing and administering the executive compensation policies and stock option plans of Immunomedics, Inc. During fiscal 2002, the committee was composed of Mary E. Paetzold and Richard R. Pivirotto, neither of whom is an employee of Immunomedics, as well as Dr. Morton Coleman, who resigned from his committee membership effective as of July 1, 2002 and has served as a consultant to Immunomedics. This report addresses the compensation policies for fiscal year 2002 as they affected Cynthia L. Sullivan, in her capacity as President and Chief Executive Officer, and Immunomedics’ other executive officers.

Compensation Committee Report on Executive Compensation

Immunomedics’ compensation program is administered by the Compensation Committee of the Board of Directors, which is currently comprised of two non-employee Directors. All actions of the Committee are presented to the Board of Directors for ratification.

Compensation Policies

The primary objective of the our compensation program is to offer competitive compensation packages to attract, retain and motivate Immunomedics’ employees. To achieve this objective, industry and regional compensation surveys are used to help ensure that Immunomedics’ salary structure is competitive with other biopharmaceutical companies of comparable size and stage of development, both within and outside of Immunomedics’ geographical area. These surveys, such as The BioWorld Executive Compensation Report and Radford Biotechnology Compensation Report, in conjunction with Immunomedics’ overall financial condition, are also used in the process of determining annual merit increases for all employees.

Immunomedics’ compensation program currently consists of an annual base salary, and in certain select instances, cash bonuses and annual awards of stock options. Initially, when an executive is hired a compensation package is developed based on the qualifications and experience the individual brings to Immunomedics. In certain instances, we cannot match the cash compensation offered by large pharmaceutical companies and larger biopharmaceutical companies and therefore supplement salary with grants of stock options. In addition, annual grants of stock options are awarded based on the individual’s and Immunomedics’ performance. We believe that this granting of stock options provides an opportunity for financial rewards not offered, either generally or to the same extent, in larger, more mature companies. However, these options will only be of real value if Immunomedics is successful in achieving its business objectives, thereby increasing stockholder value. Consequently, the employee’s financial rewards are closely aligned with Immunomedics’ performance and the value created for stockholders.

Each year every executive receives an appraisal assessing the extent to which pre-established individual goals have been achieved and the extent to which the individual contributed to Immunomedics’ overall success. This appraisal process is reviewed in light of Immunomedics’ success in achieving its overall business objectives. The executive’s annual merit adjustment and stock option award are derived from this appraisal process.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) (“Section 162(m)”) precludes Immunomedics from taking a deduction for compensation in excess of $1 million paid to the executive officers required to be named in the Summary Compensation Table in the proxy statement. Certain income is not subject to the limit. In fiscal 2002, Immunomedics was able to fully deduct the compensation paid to the named executive officers, although the tax consequences under Section 162(m) for stock option grants will not be known until the time of exercise. Each time Section 162(m) will affect Immunomedics, the Board and the Compensation Committee will assess the practical effect on executive compensation and Immunomedics, and determine what action, if any, is appropriate while maintaining the discretion to compensate its executive officers in a manner consistent with Immunomedics’ compensation policies without regard to deductibility.

2002 Stock Option Plan

All employees, members of the Board of Directors, members of the Scientific Advisory Board (if any), and consultants are eligible to participate in the Immunomedics, Inc. 2002 Stock Option Plan. The 2002 Stock Option Plan is intended to provide incentive to continue employment and dedication of such persons by enabling them to acquire a proprietary interest in Immunomedics, and by offering comparable incentives to enable Immunomedics to better attract, compete for and retain highly qualified employees and advisors. The 2002 Stock Option Plan authorizes the issuance, within ten years from the date of its adoption, of options covering up to 8,000,000 shares of common stock, subject to adjustment in certain circumstances. On July 1, 2002, nonqualified stock options to purchase 20,000 shares of common stock were granted to each of Immunomedics’ four non-employee directors at an exercise price of $4.94 per share. All such options were granted pursuant to the 2002 Stock Option Plan by the Compensation Committee (with Dr. Coleman abstaining), are non-qualified stock options, have an option price equal to the closing market price on the date of grant and vest over a four-year period at the rate of 25% per year. In addition, on July 1, 2002, Dr. Coleman was granted additional options to purchase 80,000 shares of common stock as a consultant, vested 100% immediately.

As of June 30, 2002, Immunomedics had 98 employees, 3 consultants, and no permanent members of its Scientific Advisory Board.

Chief Executive Officer’s Compensation

Salary compensation for Immunomedics’ Chief Executive Officer during fiscal year 2002 totaled $374,695. Pursuant to her employment agreement, Ms. Sullivan also received a cash bonus and other compensation, each as described in the proxy statement. Also, the Committee awarded Ms. Sullivan an option to purchase 150,000 shares of common stock on March 21, 2002, and an option to purchase an additional 100,000 shares of common stock on June 12, 2002.

MEMBERS OF THE COMPENSATION COMMITTEE

R.R. Pivirotto, Chairman
M.E. Paetzold

REPORT OF AUDIT COMMITTEE

The Audit Committee is comprised of three outside directors, each of whom meets the independence and experience requirements of the Nasdaq National Market System. The Board of Directors approved and adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities and reflects the Securities and Exchange Commission regulations and Nasdaq rules. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board of Directors for approval.

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of Immunomedics’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. In fulfilling its responsibilities for the financial statements for fiscal 2002, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2002 with management and KPMG LLP, Immunomedics’ independent auditors for fiscal 2002;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•
received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

The following is a summary of the fees charged by KPMG LLP for services rendered to Immunomedics:

Audit Fees.    Fees for the audit of Immunomedics’ annual financial statements and reviews of its quarterly financial statements included in its reports on Form 10-Q for fiscal 2002 were $67,000.

Financial Information Systems Design and Implementation Fees.    No services were performed by, and no fees were incurred to KPMG LLP in connection with financial information systems design and implementation projects for fiscal 2002.

All Other Fees.    Fees for services relating to value-added tax advice and tax return preparation for our European subsidiaries for fiscal 2002 were $61,445. Fees for other audit related services, including other SEC filings, were $32,500 for fiscal 2002.

The Audit Committee has considered whether the provision of any financial information systems design and other non-audit services noted above is compatible with maintaining the independence of KPMG LLP.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Immunomedics’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission.

As of October 22, 2002, the Board of Directors elected not to renew the annual contract of KPMG LLP as the Company’s independent accountants, and instead approved the engagement of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending June 30, 2003. Consistent with the policy of the Board of Directors to consider a change in accounting firms from time to time, after ten years with KPMG LLP the Audit Committee determined it was an appropriate time to make a change. Following a review of the available alternatives with Immunomedics’ senior management, the Audit Committee resolved to recommend to the entire Board of Directors that Immunomedics engage Ernst & Young LLP. The Board of Directors then unanimously approved the recommendation.

The audit reports of KPMG LLP on the Immunomedics consolidated financial statements as of and for the fiscal years ended June 30, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Immunomedics’ fiscal years ended June 30, 2002 and 2001, and the subsequent interim period through October 22, 2002, there were no disagreements between Immunomedics and KPMG LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Immunomedics did not consult with Ernst & Young LLP during its fiscal years ended June 30, 2002 and 2001 on the application of accounting principles to a specified transaction, the type of opinion that might be rendered on Immunomedics’ financial statements, any accounting, auditing or financial reporting issue, or any item that was either the subject of a disagreement or a reportable event as defined in Item 304 of Regulation S-K promulgated by the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

M.E. Paetzold, Chairperson
M.E. Jaffe
R.R. Pivirotto

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and our other equity securities. Executive officers, directors and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, executive officers and 10% shareholders who did not file a From 5 unless we have obtained a written statement that no filing is required. For fiscal 2002, we received written statements that no filings were required from each of our executive officers and directors, none of whom filed a Form 5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our affiliates, including members of our senior management and Board of Directors, as well as their respective family members and other affiliates, have relationships and agreements among themselves as well as with us and our affiliates, that create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman and Chief Scientific Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, and certain companies with which we do business, including the Center for Molecular Medicine and Immunology. In addition, our executive vice president, Dr. Ivan D. Horak, is married to one of our employees.

Dr. David M. Goldenberg

Dr. David M. Goldenberg was an original founder of our company over twenty years ago and continues to play a critical role in our business. He currently serves as Chairman of our Board of Directors and Chief Scientific Officer, and is married to our Chief Executive Officer, Cynthia L. Sullivan. Dr. Goldenberg is a party to a number of agreements with our company involving not only his services, but also intellectual property owned by him. In addition, Dr. Goldenberg performs services for one of our subsidiaries, IBC Pharmaceuticals, Inc., as well as other businesses with which we are affiliated.

License Agreement.    Pursuant to a License Agreement between our company and Dr. Goldenberg, certain patent applications owned by Dr. Goldenberg were licensed to us at the time of our formation in exchange for a royalty in the amount of 0.5% of the first $20,000,000 of annual net sales of all products covered by any of such patents and 0.25% of annual net sales of such products in excess of $20,000,000. Five of the licensed United States patents have since expired. In November 1993 the ownership rights of Immunomedics were extended as part of Dr. Goldenberg’s employment agreement, with Immunomedics agreeing to diligently pursue all ideas, discoveries, developments and products, into the entire medical field, which, at any time during his past or continuing employment by Immunomedics (but not when performing services for CMMI—see below), Dr. Goldenberg has made or conceived or hereafter makes or conceives, or the making or conception of which he has materially contributed to or hereafter contributes to, all as defined in his employment agreement.

Life Insurance.    We have also agreed with Dr. Goldenberg to maintain in effect for his benefit a $2,000,000 whole life insurance policy. If Dr. Goldenberg retires from our company on or after his agreed retirement, or if his employment ends because of permanent disability, we must pay all then outstanding loans, if any, made under such policy, and assign such policy to Dr. Goldenberg in consideration of the services previously rendered by Dr. Goldenberg to our company. If the employment of Dr. Goldenberg ends for any other reason, except for cause, Dr. Goldenberg has the option to purchase such policy for a price mutually agreed upon by him and the Board of Directors, but not to exceed the cash value thereof less any outstanding policy loans, or he may purchase such policy at its full cash value, less any outstanding loans, with the purchase price to the paid out of the proceeds of the policy or any earlier payment or withdrawal of all or any portion of its net cash value. We also currently maintain $4,000,000 of key man life insurance on Dr. Goldenberg for our benefit.

Additionally, a trust created by Dr. Goldenberg has purchased a $10,000,000 whole life policy on his life. The policy provides funds which may be used to assist Dr. Goldenberg’s estate in settling estate tax obligations, and thus potentially reducing the number of shares of our common stock his estate may be required to sell over a short period of time to raise funds to satisfy such tax obligations. During what is estimated to be a 15-year period, we are obligated to pay $143,000 per year towards premiums, compared to an equivalent $250,000 commitment under the previous policies, in addition to amounts required to be paid by Dr. Goldenberg. We have an interest in this new policy up to the cumulative amount of premium payments made by it under the old and new policies, which, through June 30, 2002, amounted to $1,837,400. If Dr. Goldenberg’s employment terminates, and the policy is not maintained, we would receive payment of only its invested cumulative premiums, up to the amount of cash surrender value in the policy.

Relationships with The Center for Molecular Medicine and Immunology

We have historically relied upon, to varying degrees, the Center for Molecular Medicine and Immunology, a not-for-profit specialized cancer research center, for the performance of certain basic research and patient evaluations, the results of which are made available to us pursuant to a collaborative research and license agreement. CMMI, which is funded primarily by grants from the National Cancer Institute, is located in Belleville, New Jersey. Dr. Goldenberg is the founder, current President and a member of the Board of Trustees of CMMI. Dr. Goldenberg’s employment agreement permits him to devote more of his time working for CMMI than for our company. Certain of our consultants have employment relationships with CMMI, and Dr. Hans Hansen, one of our employees and former executive officer, is a former adjunct member of CMMI. Despite these relationships, we believe CMMI is independent of Immunomedics, and CMMI’s management and fiscal operations are the responsibility of CMMI’s Board of Trustees.

We have reimbursed CMMI for expenses incurred on behalf of our company, including amounts incurred pursuant to research contracts, in the amount of approximately $205,000, $155,000 and $128,000 during the years ended June 30, 2002, 2001 and 2000, respectively. We also provide, at no cost to CMMI, laboratory materials and supplies. However, any inventions made independently of us at CMMI are the property of CMMI.

During the fiscal years 2002 and 2001, our Board of Directors authorized grants to CMMI of $214,000 and $200,000, respectively, to support research and clinical work being performed at CMMI, such grants to be expended in a manner deemed appropriate by the Board of Trustees of CMMI. During each of fiscal years 2001 and 2000, we also paid CMMI a license fee of $200,000.

IBC Pharmaceuticals

In March 1999, IBC Pharmaceuticals, LLC was formed as a joint venture between Immunomedics and Beckman Coulter to pursue the development of novel cancer radiotherapeutics using pre-targeting with bi-specific antibodies. The initial Immunomedics investment in the IBC joint venture consisted solely of intellectual property and was effected through the means of a second limited liability company, IMG Technology, LLC, which was formed together with Dr. Goldenberg. Pursuant to the terms of his employment agreement as discussed above, Dr. Goldenberg is entitled to a twenty percent (20%) interest any time Immunomedics contributes “unimproved assets” (as defined in his employment agreement) to other ventures such as the joint venture with Beckman Coulter. As a result, Dr. Goldenberg obtained a 20% profit interest in IMG Technology, which in turn owned approximately 48.79% of the membership interests in IBC, while Beckman Coulter owned 42.79% of the membership interests. Shortly after its formation, additional investors contributed approximately $3.3 million in cash to the IBC joint venture in exchange for Class B membership interests representing approximately 8.42% of the total membership interests outstanding. These investors included members of Dr. Goldenberg’s family as well as persons affiliated with the original Coulter Corporation, a predecessor to Beckman Coulter.

In May 2002, Immunomedics was able to acquire all of the Class A membership interests owned by Beckman Coulter in exchange for (i) 138,900 shares of Immunomedics common stock and (ii) a warrant to purchase an additional 150,000 shares of Immunomedics common stock at an exercise price of $65.00 per share, exercisable until the earlier of May 2007 or a change in control of Immunomedics. As a result of this acquisition, Immunomedics controlled, directly and indirectly, all of the Class A membership interests and a majority of all membership interests in IBC and determined to reorganize IBC into a Delaware “C” corporation under the Internal Revenue Code. Other holders of IBC membership interests approved the reorganization.

The IBC reorganization was completed in June 2002, when IBC Pharmaceuticals, LLC contributed all of its assets, and assigned all of its liabilities, to a newly formed Delaware corporation, IBC Pharmaceuticals, Inc., in exchange for shares of Series A Preferred Stock and Series B Preferred Stock. These shares of preferred stock were then distributed to the members and IBC Pharmaceuticals, LLC and IMG Technology, LLC are in the process of being dissolved. Dr. Goldenberg also contributed 34,725 shares of Immunomedics common stock to IBC Pharmaceuticals, Inc. In addition to these shares of Immunomedics common stock, at June 30, 2002, IBC Pharmaceuticals, Inc. held approximately $1.7 million in cash and marketable securities.

IBC has historically reimbursed us for all of the research activities we conducted on its behalf. For the fiscal years ended June 30, 2002, 2001 and 2000, we received reimbursements of $634,000, $418,000 and $348,000, respectively, from IBC with respect to these research activities.

As of June 30, 2002, the shares of IBC Pharmaceuticals, Inc. were held as follows:

Stockholder	Holdings	Percentage of Total
Immunomedics, Inc.	5,599,705 shares of Series A Preferred Stock	73.26%
Third Party Investors	643,701 shares of Series B Preferred Stock	8.42%
Dr. David M. Goldenberg	1,399,926 shares of Series C Preferred Stock	18.32%

		100.00%

In fiscal 2002 Dr. Goldenberg received $55,000 in compensation for his services to IBC Pharmaceuticals.

At July 1, 2002, Dr. Goldenberg was the sole director of IBC Pharmaceuticals, Inc., while Cynthia L. Sullivan, Gerard G. Gorman and Phyllis Parker served as the President, Treasurer and Secretary, respectively.

Other

Outside of his role as a member of the Board of Directors, Dr. Morton Coleman provides us consulting services in connection with our clinical development programs and related strategies. In consideration of such services, on July 1, 2002 we granted Dr. Coleman a fully-vested, ten-year option to acquire 80,000 shares of our common stock at a purchase price of $4.94 per share, the then-prevailing market price.

ELECTION OF DIRECTORS

(Notice Item 1)

Under our Certificate of Incorporation, as amended, and Amended and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of six members. On September 24, 2002 the Board of Directors nominated David M. Goldenberg, Cynthia L. Sullivan, Morton Coleman, Marvin E. Jaffe, Richard R. Pivirotto and Mary E. Paetzold for election at the Annual Meeting. If they are elected, they will serve on our Board of Directors until the 2003 Annual Meeting of Stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Unless authority to vote for any of the nominees is withheld or a vote is cast against any of the nominees, the shares represented by the enclosed proxy will be voted FOR the election as directors of David M. Goldenberg, Cynthia L. Sullivan, Morton Coleman, Marvin E. Jaffe, Richard R. Pivirotto and Mary E. Paetzold. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DAVID M. GOLDENBERG, CYNTHIA L. SULLIVAN, MORTON COLEMAN, MARVIN E. JAFFE, RICHARD R. PIVIROTTO AND MARY E. PAETZOLD AS DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit our financial statements for the fiscal year ending June 30, 2003. The Board of Directors proposes that the stockholders ratify this appointment, although ratification is not required under Delaware law or our Certificate of Incorporation, as amended, or Amended and Restated By-laws. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions. We do not expect representatives of KPMG LLP, who audited our financial statements for the fiscal year ended June 30, 2002, to be present at the Annual Meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent public accountants, the Board of Directors will reconsider its appointment.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2003, stockholder proposals must be received no later than June 24, 2003. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, although not included in the proxy statement, by September 8, 2003, management proxies may confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of Corporate Secretary, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:
Phyllis Parker
Secretary

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (other than the exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about us, is available on the Internet at www.sec.gov or www.immunomedics.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950.

IMMUNOMEDICS, INC.
300 AMERICAN ROAD
MORRIS PLAINS, NEW JERSEY 07950

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 4, 2002

IMMUNOMEDICS, INC. BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 28, 2002 in connection with the 2002 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, December 4, 2002 at the offices of Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950 and hereby appoints David M. Goldenberg and Cynthia L. Sullivan, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Immunomedics, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders, and at any adjournments or postponements of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of all Directors and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

The Board of Directors recommends a vote FOR the election of all directors in Proposal 1 and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors in Proposal 2.

1.	Proposal to elect the nominees listed to the right as the Directors of the Company.

Nominees:	David M. Goldenberg
Cynthia L. Sullivan
Morton Coleman
Marvin E. Jaffe
Richard R. Pivirotto
Mary E. Paetzold

☐	FOR all nominees except as indicated below

☐	WITHHOLD AUTHORITY for all nominees

FOR,	except vote WITHHELD from the following nominee(s):

FOR,	except vote AGAINST the following nominee(s):

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2003.

                                             ☐  FOR                             ☐  AGAINST                             ☐  ABSTAIN

☒ Please	mark your votes as in this example.

☐ I/we	plan to attend the 2002 Annual Meeting.

☐ I/we	do not plan to attend the 2002 Annual Meeting.

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                             Date

Signature:                                             Date

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

Please complete, sign, date and return the Proxy Card promptly in the enclosed, self-addressed, postage prepaid envelope.